Exhibit 99

[LOGO]

NEWS

KADANT

AN ACCENT ON INNOVATION

One Technology Park Drive

Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000

Media contact: Wes Martz, 269-278-1715

Kadant Reports Diluted EPS of $.50 in the Third Quarter of 2008

and Lowers Full Year 2008 Guidance

WESTFORD, Mass., October 22, 2008 – Kadant Inc. (NYSE:KAI) reported revenues from continuing operations of $83.7 million in the third quarter of 2008, a decrease of $9.0 million, or 10 percent, compared to $92.7 million in the third quarter of 2007. Revenues for the third quarter of 2008 included a $3.8 million, or 4 percent, increase from foreign currency translation. Operating income from continuing operations in the third quarter of 2008 was $9.0 million, a $0.9 million, or 10 percent, decrease compared to $9.9 million in the third quarter of 2007. After-tax income from continuing operations was $6.8 million in the third quarter of 2008, or $.50 of diluted earnings per share (EPS), versus income of $7.0 million, or $.49 of diluted EPS, during the same period last year. Including the discontinued operation, net income in the third quarter of 2008 was $6.9 million, or $.50 per diluted share, versus $5.8 million, or $.40 per diluted share, in the third quarter of 2007.

	Three Months Ended
($ in millions)	Sept. 27, 2008	Sept. 29, 2007	Change	% Change
Revenues, as reported	$83.7	$92.7	$(9.0)	(10)%
Adjustment to revenues for the following:
Favorable foreign currency effect	(3.8)	—	(3.8)	(4)

Revenues, as adjusted	$79.9	$92.7	$(12.8)	(14)%

“We had encouraging performances in a number of key areas in the third quarter,” said William A. Rainville, chairman and chief executive officer of Kadant. “Diluted EPS from continuing operations was $.50, one of our highest quarterly performances ever, and exceeded the high end of our guidance by $.12. For the second consecutive quarter, we achieved product gross margins in excess of 41 percent in our Pulp and Papermaking Systems segment, resulting primarily from a favorable product mix as well as the benefits of our efforts to manufacture and source more products from lower cost countries. We also had solid cash flows from continuing operations in the quarter — $6.2 million, up 58 percent over last year’s quarter. Our cash flows from continuing operations for the first nine months of 2008 were $17.1 million, more than double the amount for the same period last year.

“In addition, we repurchased 945,600 shares of our common stock for an aggregate of $22.2 million in the third quarter of 2008. As announced in a separate news release issued today, our board of directors authorized the repurchase of up to an additional $30 million of our equity securities, effective through October 22, 2009.

“Without question, the global economic uncertainty has adversely affected our customers’ short term outlook and purchasing patterns. Our bookings were weaker than we expected in the third quarter, totaling $64 million, down 39 percent from last year’s record-setting performance. Stock preparation capital bookings in Asia and North America were particularly weak. Nevertheless, we continue to see encouraging activity in areas such as Eastern Europe and Russia, as well as Latin America.

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“We now expect to report GAAP diluted EPS of $.18 to $.20 from continuing operations in the fourth quarter of 2008, on revenues of $75 to $77 million. We expect to achieve, for the full year, GAAP diluted EPS of $1.54 to $1.56 from continuing operations, revised from our previous estimate of $1.65 to $1.70, on revenues of $337 to $339 million, revised from our previous estimate of $365 to $370 million. This revised guidance excludes projected revenues of approximately $15 million and diluted EPS of $.09 associated with a large systems order for a new customer in Vietnam. On our July earnings call, we noted that the customer had been unable to open the confirmed letter of credit which we require in this transaction before making any shipments. The customer has made significant progress in arranging financing for this project, including providing a 30 percent down payment and a letter of credit for a portion of the remaining amounts. However, partly due to the worldwide credit crisis, we do not believe that the customer will complete all of the steps necessary for us to recognize revenue and income on this order in the fourth quarter of 2008. We now expect to recognize revenue and income on this project in early 2009.

“Despite the current economic turbulence, we believe Kadant is well-positioned to withstand the global slowdown. Our spare parts and consumables sales are relatively stable, even during sluggish economic periods, and we will continue to focus on our after-market business as well as products that provide compelling returns to our customers.”

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including earnings before interest, taxes, depreciation, and amortization (EBITDA) and revenues adjusted to exclude the effects of foreign currency translation. We believe that the inclusion of such measures helps investors to gain a better understanding of our underlying operations and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. We also believe this information is responsive to investors’ requests and gives them an additional measure of our performance.

We use non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring our underlying operating performance and comparing such performance to that of prior periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release and in the accompanying tables.

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Financial Highlights (unaudited)

(In thousands, except per share amounts and percentages)	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Consolidated Statement of Income

Revenues	$83,734	$92,695	$262,004	$270,043

Costs and Operating Expenses:
Cost of revenues	49,467	57,357	155,114	168,015
Selling, general, and administrative expenses	24,411	24,004	76,704	70,587
Research and development expenses	1,520	1,430	4,625	4,590
Loss on sale of subsidiary (a)	—	—	—	388
Restructuring costs and other income, net (b)	(622)	—	(1,095)	—

	74,776	82,791	235,348	243,580

Operating Income	8,958	9,904	26,656	26,463
Interest Income	485	340	1,537	1,033
Interest Expense	(670)	(759)	(1,905)	(2,354)

Income from Continuing Operations Before Provision for Income Taxes and Minority Interest Expense	8,773	9,485	26,288	25,142
Provision for Income Taxes	1,892	2,376	7,157	7,271
Minority Interest Expense	46	96	286	231

Income from Continuing Operations	6,835	7,013	18,845	17,640

Income (Loss) from Discontinued Operation, Net of Tax	23	(1,232)	14	(2,646)

Net Income	$6,858	$5,781	$18,859	$14,994

Basic Earnings per Share
Income from Continuing Operations	$.51	$.49	$1.37	$1.25
Loss from Discontinued Operation	—	(.08)	—	(.18)

Net Income	$.51	$.41	$1.37	$1.07

Diluted Earnings per Share
Income from Continuing Operations	$.50	$.49	$1.36	$1.24
Loss from Discontinued Operation	—	(.09)	—	(.19)

Net Income	$.50	$.40	$1.36	$1.05

Weighted Average Shares
Basic	13,506	14,174	13,792	14,064

Diluted	13,614	14,319	13,903	14,245

	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Business Segment Information (c)

Revenues:
Pulp and Papermaking Systems	$82,049	$91,093	$255,760	$261,736
Other	1,685	1,602	6,244	8,307

	$83,734	$92,695	$262,004	$270,043

Gross Profit Margin:
Pulp and Papermaking Systems	42%	38%	41%	38%
Other	13%	23%	29%	32%

	41%	38%	41%	38%

Operating Income:
Pulp and Papermaking Systems	$12,134	$13,492	$37,752	$35,300
Corporate and Other	(3,176)	(3,588)	(11,096)	(8,837)

	$8,958	$9,904	$26,656	$26,463

Bookings from Continuing Operations:
Pulp and Papermaking Systems	$62,632	$104,685	$232,005	$290,202
Other	1,545	1,365	5,544	7,725

	$64,177	$106,050	$237,549	$297,927

Capital Expenditures from Continuing Operations:
Pulp and Papermaking Systems	$948	$1,244	$3,655	$2,865
Corporate and Other	101	33	543	136

	$1,049	$1,277	$4,198	$3,001

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	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Cash Flow and Other Data from Continuing Operations

Cash Provided by Operations	$6,172	$3,910	$17,115	$7,678
Depreciation and Amortization Expense	1,841	1,827	5,617	5,475

			Sept. 27, 2008	Dec. 29, 2007
Balance Sheet Data

Cash and Cash Equivalents			$59,812	$61,553
Short- and Long-term Debt			61,080	40,700
Shareholders’ Investment			261,312	278,751

	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
EBITDA Data

Consolidated
GAAP Operating Income	$8,958	$9,904	$26,656	$26,463
Depreciation and Amortization	1,841	1,827	5,617	5,475
Loss on sale of subsidiary (a)	—	—	—	388

EBITDA (b)	$10,799	$11,731	$32,273	$32,326

Pulp and Papermaking Systems
GAAP Operating Income	$12,134	$13,492	$37,752	$35,300
Depreciation and Amortization	1,729	1,700	5,245	5,086

EBITDA (b)	$13,863	$15,192	$42,997	$40,386

Corporate and Other (c)
GAAP Operating Loss	$(3,176)	$(3,588)	$(11,096)	$(8,837)
Depreciation and Amortization	112	127	372	389
Loss on sale of subsidiary (a)	—	—	—	388

EBITDA	$(3,064)	$(3,461)	$(10,724)	$(8,060)

(a)	Reflects a pre-tax loss on the sale of the Casting Products business on April 30, 2007 in the nine-month period ended September 29, 2007.

(b)	Includes gains from sales of assets of $1,093 and $1,687, net of restructuring costs of $471 and $592, in the three- and nine-month periods ended September 27, 2008, respectively.

(c)	“Other” includes the results from the Fiber-based Products business in all periods and the Casting Products business in the 2007 periods through its sale on April 30, 2007.

Conference Call

Kadant will hold its earnings conference call on Thursday, October 23, 2008, at 11 a.m. Eastern time. To listen, call 800-709-2159 within the U.S., or 973-582-2810 outside the U.S. Please reference Conference ID number 66977404. You can also listen to the call live on the Web by visiting www.kadant.com and clicking on “Investors.” An audio archive of the call will be available on our Web site until November 21, 2008.

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About Kadant

Kadant Inc. is a leading supplier to the global pulp and paper industry, with a range of products and services for improving efficiency and quality in pulp and paper production, including paper machine accessories and systems for stock preparation, fluid handling, and water management. Our fluid-handling products are also used to optimize production in the steel, rubber, plastics, food, and textile industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $366 million in 2007 and 2,000 employees in 16 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our expected future financial and operating performance, the effect of economic conditions on our business, demand for our products, expectations for revenue recognition related to a Vietnam order, and pending and potential future orders. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading “Risk Factors” in Kadant’s quarterly report on Form 10-Q for the period ended June 28, 2008. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; international sales and operations; competition; our debt obligations; restrictions in our credit agreement; litigation and warranty costs related to our discontinued operation; our acquisition strategy; future restructurings; factors influencing our fiber-based products business; protection of patents and proprietary rights; fluctuations in quarterly operating results; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.